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      CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 19, 2004, relating to the financial statements and financial highlights, which appears in the August 31, 2004 Annual Report to Shareholders of JPMorgan Fleming Emerging Markets Debt Fund, JPMorgan Bond Fund, JPMorgan Global Strategic Income Fund, JPMorgan Short Term Bond Fund, JPMorgan Enhanced Income Fund, JPMorgan Short Term Bond Fund II, JPMorgan Strategic Income Fund, JPMorgan U.S. Treasury Income Fund and JPMorgan Bond Fund II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY
December 24, 2004